U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Paramount Capital Asset Management, Inc.
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   (Last)               (First)                 (Middle)

787 Seventh Avenue, 48th Floor
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                                    (Street)

New York                  NY                      10019
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Neoprobe Corp. (NEOP)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

March 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               03/01/01       S                 7,000     D      $0.438   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/05/01       S                21,000     D      $0.500   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/07/01       S                38,500     D      $0.568   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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

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Common Stock               03/08/01       S                14,000     D      $0.528   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/09/01       S                 7,000     D      $0.510   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/09/01       S               175,000     D      $0.530   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/12/01       S               175,000     D      $0.530   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/12/01       S                 1,750     D      $0.500   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/13/01       S                 5,250     D      $0.510   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/14/01       S                 3,500     D      $0.500   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/15/01       S               175,000     D      $0.520   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/19/01       S                 3,500     D      $0.475   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/21/01       S               142,540     D      $0.515   4,895,900(1)   I         By The Aries Master
                                                                                                               Fund II(2)
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Common Stock               03/05/01       S                 9,000     D      $0.500   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/07/01       S                16,500     D      $0.568   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/08/01       S                 6,000     D      $0.528   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/09/01       S                 3,000     D      $0.510   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/09/01       S                75,000     D      $0.530   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/12/01       S                75,000     D      $0.530   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/12/01       S                   750     D      $0.500   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/13/01       S                 2,250     D      $0.510   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/14/01       S                 1,500     D      $0.500   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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

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Common Stock               03/15/01       S                75,000     D      $0.520   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/19/01       S                 1,500     D      $0.475   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/21/01       S                 57,460    D      $0.515   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
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Common Stock               03/21/01       S                 1,437     D      $0.500   4,895,900(1)   I         By Aries Domestic
                                                                                                               Fund, LP(2)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        5)       5)
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

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
Explanation of Responses:

(1) See Attachment A.

(2) Paramount Capital Asset Management, Inc. ("PCAM") is the general partner of the Aries Domestic Fund, L.P. ("Aries I"), a Delaware limited partnership, and also serves as the investment manager of the Aries Master Fund II, a Cayman Island exempted company (the "Master Fund" and collectively, the "Aries Funds"). Dr. Rosenwald is the chairman and sole stockholder of PCAM. As a result, Dr. Rosenwald and PCAM may be deemed to have voting and investment control over the securities of the issuer owned by the Aries Funds under Rule 16a-(a)(1) of the Securities Exchange Act of 1934. Dr. Rosenwald and PCAM disclaim beneficial ownership of the securities held by the Aries Funds, except to the extent of its pecuniary interest therein, if any.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Lindsay A. Rosenwald                                 April 9, 2001
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
Lindsay A. Rosenwald, M.D.
Chairman
Paramount Capital Asset Management, Inc.
General Partner - Aries Domestic Fund, L.P.
Investment Manager - Aries Master Fund II

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                  Attachment A

Securities beneficially owned by PCAM are presented on an as-converted basis and consist of the following:

1. Warrants to purchase 2,100,00 shares of Common Stock and 1,322,147 shares of Common Stock owned by The Aries Master Fund II; and

2. Warrants to purchase 900,000 shares of Common Stock and 573,353 shares of Common Stock owned by Aries Domestic Fund, L.P.

                                                         Joint Filer Information

Name:                      Lindsay A. Rosenwald, M.D.

Address:                   787 Seventh Avenue
                           48th Floor
                           New York, NY 10019

Designated Filer:          Paramount Capital Asset Management, Inc.

Issuer and Ticker:         Neoprobe Corp. (NEOP)

                                                         Joint Filer Information

Name:                      The Aries Master Fund II

Address:                   c/o Paramount Capital Asset Management, Inc.
                           787 Seventh Avenue
                           48th Floor
                           New York, NY 10019

Designated Filer:          Paramount Capital Asset Management, Inc.

Issuer and Ticker:         Neoprobe Corp. (NEOP)